PROSPECTUS SUPPLEMENT NO. 4	Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED JANUARY 9, 2004)	Registration No. 333-109019

$86,250,000
Genesco Inc.
4.125% Convertible Subordinated Debentures Due 2023
and the Common Stock Issuable Upon Conversion of the Convertible Subordinated Debentures

     This prospectus supplement No. 4 supplements and amends the prospectus dated January 9, 2004, as amended by prospectus supplement No. 1 dated January 20, 2004, prospectus supplement No. 2 dated February 12, 2004 and prospectus supplement No. 3 dated March 15, 2004, relating to the offer and sale from time to time by the selling securityholders of up to $86,250,000 aggregate principal amount of 4.125% Convertible Subordinated Debentures due 2023 (the “Debentures”) of Genesco Inc. and the shares of our common stock issuable upon conversion of the Debentures. The terms of the Debentures are set forth in the prospectus dated January 9, 2004.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

     The table on pages 48 through 49 of the prospectus which sets forth information with respect to the selling securityholders, the respective aggregate principal amount of Debentures that may be sold by each selling securityholder, the respective percentage of the Debentures held by each selling securityholder, the respective number of shares of common stock that may be sold pursuant to the prospectus by each selling securityholder and the respective percentage of common stock held by each selling securityholder is hereby amended as follows:

The deletion on page 49 of:

“LDG Limited	100,000	*	4,520	*"

and

“Sphinx Fund c/o TQA Investors, LLC	68,000	*	3,074	*"

and

“Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	279,000	*	12,613	*"

and

“Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	200,000	*	9,041	*"

and the substitution therefor of:

“LDG Limited	170,000	*	7,685	*"

and

“Sphinx Fund c/o TQA Investors, LLC	175,000	*	7,911	*"

and

“Xavex Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	479,000	*	21,654	*"

and

“Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	272,000	*	12,296	*"

and the addition on page 49 of:

“MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	9,000	*	406	*"

     The prospectus, together with prospectus supplement no. 1, prospectus supplement no. 2, prospectus supplement no. 3, and this prospectus supplement no. 4 constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the Debentures and the resale of the shares of common stock issuable upon conversion of the Debentures.

     Investing in the Debentures and the common stock issuable upon conversion of the Debentures involves risks. See “Risk Factors” beginning on page 7 of the prospectus dated January 9, 2004.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 6, 2004.